Exhibit 1

Transactions by the Reporting Persons in the Past 60 Days

The following table sets forth all unreported transactions with respect to the Common Stock effected in the last 60 days by or on behalf of the Reporting Persons, inclusive of any transactions effected through 4:00 p.m., Eastern time, on November 6, 2025. Unless otherwise indicated, all such transactions were effected in the open market.

Person Effecting the Transaction	Transaction Date	Nature of Transaction	Securities Purchased or Sold	Price per Share
Clients of GVIC	09/08/2025	Purchase of Common Stock	2,680	$10.69(1)
Clients of GVIC	09/11/2025	Purchase of Common Stock	1,330	$9.62(1)
Clients of GVIC	09/24/2025	Disposal of Common Stock	685	(2)
Clients of GVIC	09/26/2025	Purchase of Common Stock	1,315	$11.12(1)
Clients of GVIC	10/09/2025	Purchase of Common Stock	325	$9.25(1)
Clients of GVIC	10/10/2025	Purchase of Common Stock	415	$8.96(1)
Clients of GVIC	10/13/2025	Purchase of Common Stock	2,680	$9.05(1)
Clients of GVIC	10/20/2025	Purchase of Common Stock	4,940	$8.86(1)
Clients of GVIC	10/21/2025	Purchase of Common Stock	300	$8.92(1)
Clients of GVIC	10/22/2025	Purchase of Common Stock	1,070	$8.84(1)
Clients of GVIC	10/23/2025	Sale of Common Stock	1,175	$8.89(1)
Clients of GVIC	10/24/2025	Purchase of Common Stock	748	$9.01(1)
Clients of GVIC	11/04/2025	Disposal of Common Stock	70	(2)

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(1)
This transaction price represents the weighted-average price of the shares transacted on each respective day. Upon request by the staff of the Securities and Exchange Commission, the Issuer, or a security holder of the Issuer, the Reporting Persons will provide full information regarding the number of shares transacted at each separate price within the range set forth in this Statement.
(2)
As of September 24, 2025, certain separately managed accounts terminated their relationship with, and are no longer advised by, GVIC. The positions held in such accounts are therefore no longer included herein. No price per share was associated with this disposal.